Exhibit 10.35

SEPARATION AGREEMENT

This SEPARATION AGREEMENT (this “Agreement”) is entered into as of June 23, 2014, by and between First Bank of Georgia, a Georgia state-chartered bank (the “Bank”) and Remer Y. Brinson, III (the “Officer”), to become effective immediately following the closing of that certain Agreement and Plan of Merger (the “Merger Agreement”) dated on or about the date hereof by and between State Bank Financial Corporation (the “Holding Company”) and Georgia-Carolina Bancshares, Inc., the holding company for the Bank (“Seller”)  The date of such Closing is referred to herein as the “Effective Date.”  Capitalized terms used but not defined herein shall have the same meanings as in the Merger Agreement.

W I T N E S S E T H :

WHEREAS, the Holding Company and Seller have made and entered into the Merger Agreement, pursuant to which Seller will merge with and into the Holding Company and the Bank will become a wholly-owned subsidiary of the Holding Company;

WHEREAS, a condition to the obligations of the Holding Company under the Merger Agreement is that the Officer terminate the Severance Protection Agreement between First Bank of Georgia and Officer dated September 4, 2000 (the “Severance Protection Agreement”) and waive the right to receive any severance payments that he would otherwise be entitled to receive under the Severance Protection Agreement (Officer shall still be entitled to receive such other benefits and vesting of equity awards to the extent set forth in the Merger Agreement);

WHEREAS, the board of directors of the Bank has determined that it is in the best interests of the Bank and its shareholders to enter into this Agreement in order to assure that the Bank will have the continued dedication of the Officer after the Effective Date, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined herein) of the Bank or the Holding Company;

WHEREAS, in accordance with the foregoing, the Bank will make a severance payment to the Officer if the Officer’s employment is terminated by the Bank without Cause or by the Officer for Good Reason (as such terms are defined herein) following, or within six (6) months prior to, a Change in Control, all as specifically set forth in this Agreement; and

WHEREAS, the Officer has determined that it is in the best interests of the Officer to enter into this Agreement.

NOW, THEREFORE, in consideration of the premises, the promises hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by both parties, it is hereby agreed as follows:

1.                                      CERTAIN DEFINITIONS.

(a)                                 “Affiliated Company” means any company controlled by, controlling or under common control with the Bank or the Holding Company.

(b)                                 “Bank Information” means Confidential Information and Trade Secrets.

(c)                            “Change of Control” means any of the following events described in paragraphs (i) through (iii) below.

(i)                                     the acquisition by any person or persons acting in concert of the then outstanding voting securities of the Bank or the Holding Company, if, after the transaction, the acquiring person (or persons) owns, controls or holds with power to vote more than fifty percent (50%) of any class of voting securities of the Bank or the Holding Company;

(ii)                                  the approval by the shareholders of the Bank or the Holding Company of a reorganization, merger or consolidation, with respect to which persons who were the shareholders of the Bank or the Holding Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than fifty percent (50%) of the combined voting power entitled to vote in the election of directors of the reorganized, merged or consolidated company’s then outstanding voting securities;

(iii)                               the sale, transfer or assignment of all or substantially all of the assets of the Bank or the Holding Company to any third party; or

(iv)                              within any twelve-month period, the persons who were directors of the Holding Company immediately before the beginning of such twelve-month period (the “Incumbent Directors”) shall cease to constitute at least a majority of such Board of Directors; provided that any director who was not a director as of the Effective Date shall be deemed to be an Incumbent Director if that director was elected to such Board of Directors by, or on the recommendation of or with the approval of, at least two-thirds (2/3) of the directors who then qualified as Incumbent Directors; and provided further that no director whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of directors shall be deemed to be an Incumbent Director;

provided, however, that for the avoidance of doubt, the closing of the Merger will not constitute a Change of Control under this Agreement; provided, further, that any subsequent merger, consolidation or similar business combination of the Bank and State Bank and Trust Company (a “Subsidiary Combination”) will not constitute a Change of Control under this Agreement.

Notwithstanding anything in this Agreement to the contrary, no such event shall constitute a Change of Control unless such applicable event also qualifies as a change in the ownership or effective control of the Bank or the Holding Company, or in the ownership of a substantial portion of the assets of the Bank or the Holding Company, in each case, within the meaning of Code (as defined below in Section 6 of this Agreement) Section 409A(a)(2)(A)(v) and Treasury Regulations promulgated thereunder.

(d)                                       “Change of Control Period” means the period commencing on the Effective Date and ending one (1) year following the Effective Date; provided, however, that, commencing one (1) year following the Effective Date, and each one-year anniversary of such date (such date and each such one-year anniversary thereof, the “Renewal Date”) unless previously terminated, the Change of Control Period shall be automatically extended so as to terminate one (1) year from such Renewal Date, unless, at least ninety (90) days prior to the next Renewal Date, the Bank shall give notice to the Officer that the Change of Control Period shall not be so extended.

(e)                                        “Confidential Information” means data and information relating to the Business of the Bank or an Affiliated Company (which does not rise to the status of a Trade Secret) which is or has been disclosed to the Officer or of which the Officer became aware as a consequence of or through the Officer’s relationship to the Bank or an Affiliated Company and which has value to the Bank or an Affiliated Company and is not generally known to its competitors.  Without limiting the foregoing, Confidential Information shall include:

(i)                                     the names, addresses and banking requirements of the customers of the Bank and the nature and amount of business done with such customers;

(ii)                                  the names and addresses of employees and other business contacts of the Bank;

(iii)                               the particular names, methods and procedures utilized by the Bank in the conduct and advertising of its business;

(iv)                              application, operating system, communication and other computer software and derivatives thereof, including, without limitation, sources and object codes, flow charts, coding sheets, routines, subrouting and related documentation and manuals of the Bank; and

(v)                                 marketing techniques, purchasing information, pricing policies, loan policies, quoting procedures, financial information, customer data and other materials or information relating to the Bank’s manner of doing business.

Confidential Information shall not include any data or information that has been voluntarily disclosed to the public by the Bank or the Holding Company (except where such public disclosure has been made by the Officer without authorization) or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means.

(f)                             “Trigger Date” means the first date during the Change of Control Period (as defined herein) on which a Change of Control occurs.  Notwithstanding anything in this Agreement to the contrary, if the Officer’s employment with the Bank is terminated by the Bank without Cause or by the Officer for Good Reason (as such terms are defined herein) within the six (6) month period prior to the date on which the Change of Control occurs and if such Change of Control is consummated (such a termination of employment, an “Anticipatory Termination”), then for all purposes of this Agreement the “Trigger Date” means the date immediately prior to the date of such termination of employment.

(g)                                  “Trade Secrets” means any information, including a formula, pattern, compilation, program, device, method, technique, or process, that (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy, or otherwise meets the definition of Trade Secret under the Georgia Trade Secrets Act of 1990, as it may be amended from time to time, or any similar statute which replaces such Act.  Information which does not meet the definition of Trade Secret shall nevertheless be considered Confidential Information to the extent it is within the definition of Confidential Information.

2.                                      EMPLOYMENT.

The Officer and the Bank acknowledge that the employment of the Officer by the Bank is “at will” and the Officer shall have no rights under this Agreement unless the Officer is terminated by the Bank without Cause or by the Officer with Good Reason during the period commencing on the Trigger Date and ending on the first anniversary of such date.

3.                                      TERMS OF AT WILL EMPLOYMENT.

(a)                                 During the term of his or her employment by the Bank, and excluding any periods of vacation and sick leave to which the Officer is entitled, the Officer agrees to devote reasonable attention and time to the business and affairs of the Bank and, to the extent necessary to discharge the responsibilities assigned to the Officer by the Board of Directors or the Chief Executive Officer and to use the Officer’s reasonable best efforts to perform faithfully and efficiently such responsibilities.

(b)                                 During the term of this Agreement, the Officer will not, without the prior written consent of the Bank, directly or indirectly other than in the performance of the duties hereunder, render services of a business, professional or commercial nature to any other person or firm, whether for compensation or otherwise, except: (i) with respect to any family businesses of the Officer not in competition with the Business of the Bank for which the rendering of such services will not have an adverse effect upon the Officer’s performance of his or her duties and obligations hereunder; (ii) that the Officer shall be permitted to engage in charitable and community affairs provided that such activities do not interfere with the performance of his or her duties and responsibilities enumerated herein; and (iii) to give attention to the Officer’s investments provided that such activities do not interfere with the performance of his or her duties and responsibilities enumerated herein and that such investments shall not result in the Officer’s collectively owning beneficially at any time five percent (5%) or more of the equity securities of any business in competition with the Business of the Bank (as defined below).

4.                                      TERMINATION OF EMPLOYMENT.

(a)                                                                                 Cause.  For purposes of this Agreement, “Cause” shall mean:

(i)                                     conduct by the Officer that (x) constitutes fraud, dishonesty, gross malfeasance of duty or conduct grossly inappropriate to the Officer’s office and (y) is demonstrably likely to lead to material injury to the Bank (including harm to its business reputation) or resulted or was intended to result in direct or indirect gain to or personal enrichment of the Officer;

(ii)                                  conduct resulting in the conviction of the Officer of a felony or any crime involving dishonesty, moral turpitude, theft or fraud;

(iii)                               material breach of the Officer’s obligations under this Agreement;

(iv)                              intentional breach by the Officer of any of the Bank’s policies and procedures;

(v)                                 the failure by the Officer to perform the Officer’s assigned duties or to follow reasonable instructions from the Officer’s supervisor; or

(vi)                              conduct by the Officer which results in the permanent removal of the Officer from his or her position as an officer or employee of the Bank pursuant to a written order by any regulatory agency with authority or jurisdiction over the Bank.

For purposes of clauses (i), (iii), (iv) and (v) of this Section, “Cause” shall not exist for any action which is remedied by the Officer within thirty (30) days after receipt of written notice thereof given by the Bank.  The Bank must notify the Officer of any event that constitutes Cause within sixty (60) days following the existence of such event or such event shall not constitute Cause under this Agreement.

(b)                           Good Reason.  For purposes of this Agreement, “Good Reason” shall mean a material diminution in the compensation, duties and responsibilities of the Officer or a transfer of the Officer to another location more than thirty (30) miles from the location of the office where the Officer is employed at the time of the Change in Control, excluding for this purpose an isolated, insubstantial and inadvertent action taken in good faith and which is remedied by the Bank within thirty (30) days after receipt of notice thereof given by the Officer (each of these an “Event” for purposes of this Section 4(b)).  The Officer must notify the Bank of any Event that constitutes Good Reason within thirty (30) days following the Officer’s knowledge of the existence of such Event or such Event shall not constitute Good Reason under this Agreement.  Notwithstanding the foregoing, “Good Reason” shall not include (i) a change in the Officer’s reporting requirements following a Change in Control or Subsidiary Combination or (ii) a change in the Officer’s title following a Change in Control or Subsidiary Combination.

(c)                                  Notice of Termination.  Any termination (i) by the Bank for Cause or (ii) by the Officer for Good Reason shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 9(b) of this Agreement.  For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Officer’s employment under the provision so indicated and (iii) specifies the termination date (which date shall not be more than thirty (30) days after the giving of such notice; provided, however, if the Officer is terminating for Good Reason, or the Bank is terminating the Officer for Cause under Section 4(a)(i), (iii), (iv) and (v), such date shall not be less than thirty (30) nor more than forty-five (45) days after giving of such notice).  The failure by the Officer or the Bank to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Officer or the Bank, respectively, hereunder or preclude the Officer or the Bank, respectively, from asserting such fact or circumstance in enforcing the Officer’s or the Bank’s rights hereunder.

(d)                                 Date of Termination.  “Date of Termination” means the date of receipt of the Notice of Termination, or any later date specified therein, as the case may be.  The Bank and the Officer shall take all steps necessary (including with regard to any post-termination services by the Officer) to ensure that any termination described in this Section 4 constitutes a “separation from service” within the meaning of Section 409A of the Code, and notwithstanding anything contained herein to the contrary, the date on which the separation from service takes place shall be the “Date of Termination.”

5.                                      COVENANTS NECESSARY TO THE BANK’S BUSINESS.

(a)                                 Non-Solicitation of Customers.  The Officer covenants and agrees that, while employed and for a period of one (1) year following termination of employment, the Officer will not, either directly or indirectly, on the Officer’s own behalf or in the service or on behalf of others, in competition with the Business of the Bank (as defined below), solicit, entice or recruit for a Competing Business (as defined below), attempt to solicit, entice or recruit for a Competing Business, or attempt to divert or appropriate to a Competing Business, any actual or prospective customer of the Bank or an Affiliated Company with whom the Officer had contact on behalf of the Bank or an Affiliated Company during the twelve (12) months prior to the date of the termination of employment.  For the purposes of this Agreement, “Business of the Bank” means the business conducted by the Bank, which is the business of banking, including the solicitation of time and demand deposits, payroll services and the making of residential, consumer, commercial and corporate loans.  “Competing Business” shall mean any business that, in whole or in part, is the same as or substantially similar to the Business of the Bank.  Nothing in this Section 5(a) is intended to prohibit general advertising or general solicitation not specifically directed at customers of the Bank or an Affiliated Company.

(b)                                 Non-Solicitation of Employees.  The Officer covenants and agrees that, while employed and for a period of one (1) year following termination of employment, the Officer will not, either directly or indirectly, on the Officer’s own behalf or in the service or on behalf of others, solicit, entice, encourage, cause, or recruit any person employed by the Bank or an Affiliated Company and whether or not such employment is pursuant to written agreement and whether or not such employment is for a determined period or is at will, to leave such person’s employment with the Bank or an Affiliated Company to join a Competing Business.  Nothing in this Section 5(b) is intended to prohibit general advertising or general solicitation not specifically directed at employees of the Bank or an Affiliated Company.

(c)                                  Non-Competition.  The Officer covenants and agrees that, while employed and for a period of one (1) year following termination of employment, the Officer will not (except on behalf of or with the prior written consent of the Holding Company, which consent may be withheld in the Holding Company’s sole and absolute discretion), within the Area, as defined herein, either directly or indirectly, on his or her own behalf, or in the service of or on behalf of others, as an employee (or in any other capacity) where his or her duties and responsibilities are similar to those undertaken for the Bank, engage in any business which is the same as or essentially the same as the Business of the Bank; provided, however, that the restrictions set forth in this Section 5(c) shall only apply to the extent that the Officer is receiving the Severance Payment.  Notwithstanding the foregoing, the Bank agrees that the Officer may own up to 5% of the voting shares of any financial institution engaged in the Business of the Bank in the Area.  For purposes of this Section 5(c), the term Area shall be defined as Richmond, Columbia, Burke, Jefferson, McDuffie, and Warren Counties, Georgia and Aiken County, South Carolina.

(d)                                 Consideration for Covenants.  The Officer covenants and agrees that the payment of any Severance Payment (as defined in Section 6(b)) shall be subject to and expressly conditioned upon the Officer’s compliance with the covenants set forth in subparagraphs (a), (b) and (c) above.  Should the Officer fail to comply with these covenants, the Bank shall not be required to make the Severance Payment (or any portion of the Severance Payment that remains unpaid), and the Officer shall be required to repay any portion of the Severance Payment that the Officer has already received from the Bank.

(e)                                  Bank Information.

(i)                                     Ownership of Information.  All Bank Information received or developed by the Officer while employed by the Bank will remain the sole and exclusive property of the Bank.

(ii)                                  Duty with Respect to Bank Information.  The Officer agrees (x) to hold Bank Information in strictest confidence, and (y) not to use, duplicate, reproduce, distribute, disclose or otherwise disseminate Bank Information or any physical embodiments thereof and may in no event take any action causing or fail to take any action necessary in order to prevent any Bank Information from losing its character or ceasing to qualify as Confidential Information or a Trade Secret.  In the event that the Officer is required by law to disclose any Bank Information, the Officer will not make such disclosure unless (and then only to the extent that) the Officer has been advised by independent legal counsel that such disclosure is required by law and then only after prior written notice is given to the Bank when the Officer becomes aware that such disclosure has been requested and is required by law.  The obligations under this Section 5(e) shall remain in effect for so long as such information constitutes Confidential Information, or three years, whichever is shorter and shall survive termination of this Agreement for so long as is permitted by the then-current Georgia Trade Secrets Act of 1990, O.C.G.A. §§ 10-1-760 to -767, with respect to Trade Secrets.

(iii)                               Delivery upon Request or Termination.  Upon request by the Bank, and in any event upon termination of the Officer’s employment with the Bank, the Officer will promptly deliver to the Bank all property belonging to the Bank, including without limitation all Bank Information then in the Officer’s possession or control.

(f)                                   Understanding of Covenants.  Each covenant of this Agreement shall be deemed and shall be construed as a separate and independent covenant and, should any part or provision of any such covenants be declared unlawful, void or unenforceable by any court of competent jurisdiction, such illegality, voidness or unenforceability shall in no way render unlawful, void or unenforceable any other part or provision of this Agreement or any other separate covenant not declared unlawful, void or unenforceable.  If any court of competent jurisdiction determines that all or any portion of any such covenant is against the policy of the laws of the State of Georgia, the Officer hereby requests that any reviewing court modify any such covenant to comport with the reasonable intent and expectations of the parties and in favor of providing reasonable protection to the Bank’s and Holding Company’s legitimate business interests, and grant only the relief reasonably necessary to protect such interests and to achieve the original intent of the parties to the extent possible, as long as the modification does not render the covenant more restrictive with regard to the Officer than as originally drafted by the parties.  The Officer acknowledges that such modification may include, but is not limited to, severing or removing that part of a covenant that would otherwise make the entire covenant unenforceable, or enforcing the provisions of a covenant to the extent that the provisions are reasonable.  Any covenants so modified, any partially enforceable provisions, and all remaining provisions of the Agreement shall remain in full force and effect.

(g)                                  Remedies.  The Officer agrees that a breach of any of the covenants of this Section 5 would cause material and irreparable harm to the Bank that would be difficult or impossible to measure, and that damages or other legal remedies available to the Bank for any such injury would, therefore, be an inadequate remedy for any such breach.  Accordingly, the Officer agrees that if he or she breaches any term of this Section 5, the Bank shall be entitled, in addition to and without limitation upon all other remedies the Bank may have under this Agreement, at law or otherwise, to obtain injunctive or other appropriate equitable relief, without bond or other security, to restrain any such breach.  Such equitable relief in any court shall be available to the Bank in lieu of, or prior to or pending determination in any arbitration proceeding.  In the event the enforceability of any of the terms of this Agreement shall be challenged in court and the Officer is not enjoined from breaching any of the protective covenants, then if a court of competent jurisdiction finds that the challenged protective covenant is enforceable, the time periods shall be deemed tolled upon the filing of the lawsuit challenging the enforceability of this Agreement until the dispute is finally resolved and all periods of appeal have expired.

6.                                      OBLIGATIONS OF THE BANK UPON TERMINATION.

(a)                                 Payment Trigger.  If, during the one year period commencing on the Trigger Date and ending on the first anniversary of the Trigger Date, (i) the Bank shall terminate the Officer’s employment without Cause, or (ii) the Officer shall terminate employment for Good Reason, then the Bank shall pay to Officer the Severance Payment (defined below).

(b)                                 Severance Payment.  The “Severance Payment” shall be an amount equal to two (2) times the average of the Officer’s base salary over the last three (3) full fiscal years (or the average annualized compensation paid to the Officer for such shorter period as the Officer has been employed by the Bank) prior to the Date of Termination.  The Severance Payment shall be payable to the Officer as follows:

(i)                                     The Severance Payment, if any is due hereunder, shall be paid to the Officer in a lump sum not later than thirty (30) days following the Officer’s Date of Termination except in the event of an Anticipatory Termination.

(ii)                                  In the event of an Anticipatory Termination, the Severance Payment shall be paid to the Officer in a lump sum not later than thirty (30) days following the date of the Change of Control.

In the event that the aggregate of all payments or benefits made or provided to the Officer under this Agreement and under all other plans, programs or arrangements of the Bank or any Affiliated Company (the “Aggregate Payment”) constitutes a parachute payment, as such term is defined in Section 280G(b)(2) of the Code (a “Parachute Payment”), such payments and benefits shall be reduced or eliminated, as determined by the Holding Company, in the following order: (i) any cash payments, (ii) any taxable benefits, (iii) any nontaxable benefits, and (iv) any vesting or accelerated delivery of equity awards, in each case in reverse order beginning with the payments or benefits that are to be paid the farthest in time from the date that triggers the applicable excise tax, until the amount of the remaining Aggregate Payment is one dollar less than the amount that would constitute as a parachute payment.  The determination of whether the Aggregate Payment constitutes a Parachute Payment and, if so, the amount to be paid to the Officer and the time of payment pursuant to this Section 6 shall be made by an independent accounting firm (the “Accounting Firm”) selected by the Holding Company.  The Accounting Firm shall be a nationally recognized United States public accounting firm which has not, during the two years preceding the date of its selection, acted in any way on behalf of (x) the Holding Company or any affiliate thereof or (v) the Officer.  Notwithstanding the foregoing, the foregoing shall not apply, and Officer shall be entitled to receive the gross-up payment to which the Officer is entitled in accordance with the First Bank of Georgia Supplemental Executive Retirement Plan (the “SERP”) as of the Effective Date, with respect to any Payments (as defined in the SERP) that Officer will be paid or provided prior to or in connection with the transactions that are the subject of the Merger Agreement.

Notwithstanding the foregoing, if any amount paid pursuant to this Section 6(b) is deferred compensation within the meaning of Section 409A of the Code and as of the Date of Termination the Officer is a Specified Employee, amounts that would otherwise be payable during the six-month period immediately following the Date of Termination shall instead be paid, with interest on any delayed payment at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code, on the first business day after the date that is six months following the Officer’s “separation from service” within the meaning of Section 409A of the Code (the “Delayed Payment Date”).  As used in this Agreement, the term “Specified Employee” means a “specified employee” as defined in Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended (the “Code”).  By way of clarification, “specified employee” means a “key employee” (as defined in Section 416(i) of the Code, disregarding Section 416(i)(5) of the Code) of the Bank.  The Officer shall be treated as a key employee if the Officer meets the requirement of Section 416(i)(1)(A)(i), (ii), or (iii) at any time during the twelve (12) month period ending on an “identification date”.  For purposes of any “Specified Employee” determination hereunder, the “identification date” shall mean the last day of each calendar year.

7.                                      SUCCESSORS.

(a)                                 This Agreement is personal to the Officer and without the prior written consent of the Bank shall not be assignable by the Officer otherwise than by will or the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by the Officer’s legal representatives.

(b)                                 This Agreement shall inure to the benefit of and be binding upon the Bank and its successors and assigns.

(c)                                  The Bank will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Bank or the Holding Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Bank would be required to perform it if no such succession had taken place.  As used in this Agreement, “the Bank” shall mean First Bank of Georgia as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise, including specifically any acquirer of the Holding Company, its business and/or assets.

8.                                      COMPLIANCE WITH SECTION 409A.

(a)                                 This Agreement is intended to comply with, or otherwise be exempt from, Section 409A of the Code and any regulations and Treasury guidance promulgated thereunder.

(b)                                 Any provision that would cause this Agreement to fail to comply with Section 409A of the Code shall be amended to comply with Section 409A of the Code, which amendment shall be retroactive to the extent permitted under Section 409A of the Code.  The Bank and the Officer agree that they will execute any and all amendments to this Agreement as they mutually agree in good faith may be necessary to ensure compliance with Section 409A of the Code.

(c)                                  The Bank makes no representation or warranty as to the tax effect of any of the preceding provisions, and the provisions of this Agreement shall not be construed as a guarantee by the Bank of any particular tax effect to the Officer under this Agreement.  The Bank shall not be liable to the Officer or any other person if any payment made under this Agreement is determined to result in the imposition of an excise tax, penalty or interest under Section 409A of the Code, nor if the Bank in good faith reports any payment made under this Agreement as an amount includible in gross income under Section 409A of the Code.

9.                                      MISCELLANEOUS.

(a)                                 This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia, without reference to principles of conflict of laws.  The captions of this Agreement are not part of the provisions hereof and shall have no force and effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b)                                 All notices and other communications hereunder shall be in writing and shall be given by hand delivery (which shall include delivery via Federal Express or UPS) to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Officer:

Remer Y. Brinson, III
2418 McDowell Street
Augusta, Georgia 30907

If to the Bank:

3527 Wheeler Road
Augusta, Georgia 30909
Attention: Chief Executive Officer

With a copy to:

State Bank Financial Corporation
3399 Peachtree Road, NE, Suite 1900
Atlanta, Georgia 30326
Attention: J. Daniel Speight, Jr.

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(c)                                  If any provision of this Agreement or the application of any provision hereof to any person or circumstance is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement and the application of such provision to any other person or circumstance shall not be affected, and the provision so held to be invalid, unenforceable or otherwise illegal shall be reformed to the extent (and only to the extent) necessary to make it valid, enforceable and legal; provided, however, if the provision so held to be invalid, unenforceable or otherwise illegal cannot be reformed so as to be valid and enforceable, then it shall be severed from, and shall not affect the enforceability of, the remaining provisions of the Agreement.

(d)                                 The Bank may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(e)                                  Except for the Offer Letter dated on or about the date hereof (the “Offer Letter”), this Agreement embodies the entire agreement between the parties with respect to the subject matter addressed herein.  By execution of this Agreement, the Officer acknowledges and agrees that the Severance Protection Agreement is terminated immediately prior to the Effective Date and the Officer hereby waives the right to receive any severance payments or other benefits that he would otherwise be entitled to receive under the Severance Protection Agreement (except for such other benefits and vesting of equity awards as are set forth in the SERP (which shall continue pursuant to its terms) or the Merger Agreement).

THE PARTIES’ SIGNATURES ARE CONTAINED ON THE FOLLOWING PAGE.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

FIRST BANK OF GEORGIA

By:	/s/ William D. McKnight
Name: William D. McKnight
Title: Chairman

OFFICER

/s/ Remer Y. Brinson, III
Remer Y. Brinson, III

SIGNATURE PAGE TO SEPARATION AGREEMENT